Exhibit 99.1
The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA
Tel. 804.289.9600 Fax 804.289.9770

Contact Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

Brink’s to Acquire Dunbar Armored
Transaction Expected to be Accretive to Non-GAAP Earnings in 2019
2019 Adjusted EBITDA Target Raised to $685 Million
Management Hosting Conference Call Today at 8:30 a.m. ET

COPPELL, TX., May 31, 2018 – The Brink’s Company (NYSE:BCO), a global leader in total cash management, secure logistics and payment solutions, today announced it has agreed to purchase Dunbar Armored, Inc., the fourth largest U.S. cash management company, for approximately $520 million in cash. The transaction will be funded from the company’s available cash and is expected to close by the end of 2018, subject to customary closing conditions and regulatory approval.
Based in Hunt Valley, Maryland, Dunbar employs approximately 5,400 people, operates 78 branches throughout the U.S. and has more than 1,600 armored trucks in its fleet. Over the last 12 months, the privately-held company generated revenue of approximately $390 million and adjusted EBITDA of approximately $43 million. The acquisition will expand and differentiate Brink’s customer base with Dunbar’s complementary focus on small-to-medium sized retailers and financial institutions.
Doug Pertz, Brink’s president and chief executive officer, said: “Dunbar and its employees have built an excellent reputation and a loyal customer base over the last 95 years under generations of family leadership. The combination of our two companies, each with an impressive heritage, forms a solid foundation for future success. We plan to integrate Dunbar’s strong management, experienced personnel and efficient use of assets to accelerate operational excellence and continued margin growth in our U.S. operations.”

Kevin Dunbar, chief executive officer of Dunbar Armored, said: “My father started this business and grew it through his hard work and ability to attract and retain great employees and loyal customers. He entrusted me to continue to grow the business to levels that we never thought could be reached, and the level of care with which we have built the Dunbar brand and business is one of our greatest sources of pride. We are delighted with the Brink’s transaction and are confident that Brink’s will continue the Dunbar successes. At the end of the day, our business is all about our great employees and loyal customers, and we are ready to entrust Brink’s with both.”
Brink’s expects the combined entity to achieve substantial cost and operational synergies driven by improved route density, branch optimization and administrative efficiencies. In addition, Brink’s expects to invest approximately $50 million in capital expenditures over three years to support branch rationalization and the integration of Dunbar’s fleet. The combination of Dunbar and Brink’s U.S. operations is expected to yield annual cost synergies of $40 million to $45 million, resulting in a post-integration adjusted EBITDA multiple between 6.5 and 7 times, including the incremental capital investment. Full integration and synergies are expected to be achieved over three years, with the majority achieved by the end of the second year.
Brink’s expects the acquisition to be accretive to non-GAAP earnings in 2019 and to increase annual non-GAAP earnings by approximately 90 cents per share within two years.  The transaction is expected to facilitate utilization of the company’s existing tax attributes and reduce its non-GAAP effective tax rate by 100 to 200 basis points in the first full year after the acquisition. Combined with other actions, Brink’s expects to reduce its effective tax rate by 400 to 600 basis points over the next several years. Brink’s does not expect to pay U.S. federal cash taxes for at least six years due to utilization of its existing tax attributes and the benefit of an IRC 338(h)(10) election on this transaction.
Pertz added: “This transaction is the most significant demonstration to date of our strategy to accelerate profitable growth by making core acquisitions in our existing geographic markets. Upon closing the Dunbar acquisition and the previously announced acquisition of Rodoban in Brazil, the ‘excess’ cash on our balance sheet will be fully deployed to generate strong returns, and we’ll still have most of our $1 billion revolver available for additional investments. In addition, we will have invested more than 85 percent of the $800 million we targeted for accretive core acquisitions during 2018 and 2019.”
Guidance

The company’s 2018 non-GAAP operating profit guidance of $365 million to $385 million, initially disclosed in February and affirmed on April 25, is based on currency rates as of year-end 2017 (constant currency), with the exception of the Argentine peso. Brink’s expects the year-to-date decline in the peso, and potential further declines, to be fully offset in 2018 by inflation-driven price increases and organic growth, which has been the case over the last five years.
The translation impact of currencies other than the Argentine peso, assuming current exchange rates through the end of 2018, is estimated to be approximately 2% negative. Notably, organic growth of revenue and profits in local currency continues to meet or exceed management’s expectations, as do the integration efforts and synergy capture from completed acquisitions. Brink’s will update its April 25 guidance when it reports second-quarter earnings in July.
Brink’s increased its 2019 target for adjusted EBITDA from $625 million to $685 million, which assumes the Dunbar acquisition is completed by the end of 2018 and that partial cost synergies will be achieved in 2019.
BofA Merrill Lynch is serving as financial adviser and Troutman Sanders LLP is acting as legal adviser to Brink’s in the transaction. Bengur Bryan is serving as financial adviser and DLA
Piper is serving as legal adviser to Dunbar.
Conference Call
Brink’s will host a conference call on May 31 at 8:30 a.m. ET. Interested parties can listen by calling 888-349-0094 (in the U.S.) or 412-902-0124 (international). Participants can pre-register at http://dpregister.com/10120854 to receive a direct dial-in number for the call. The call also will be accessible live via webcast at https://services.choruscall.com/links/bco180531.html. To access the presentation material click here. A replay of the call will be available through June 30, 2018, at 877-344-7529 (in the U.S.) or 412-317-0088 (international). The conference number is 10120854. An archived version of the webcast will be available online in the Investor Relations section of www.brinks.com or by clicking here.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world leader in total cash management and secure logistics including cash-in-transit, ATM services, vault outsourcing, money processing, intelligent safe services, international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serve customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

About Dunbar Armored, Inc.
Dunbar Armored, Inc. is a family owned provider of cash management and secure logistics throughout the United States, including cash-in-transit, ATM services, vault outsourcing, money processing, and intelligent safe services. For nearly one hundred years, Dunbar’s mantra has been Loyalty + Protection for our with range of financial, commercial and government customers. For more information, please visit our website at www.dunbararmored.com.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should," “would” and similar expressions may identify forward-looking information. Forward-looking information in these materials includes, but is not limited to: expected closing of the Dunbar acquisition as well as related synergies, capital expenditures, contributions to future earnings and impact on the Company’s U.S. deferred tax asset and tax rate, 2018 results for the Argentina business and foreign currency translation impact on 2018 results, and the Company’s 2019 adjusted EBITDA target.

Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability and execute further cost and operational improvement and efficiencies in our core businesses; our ability to improve service levels and quality in our core businesses; market volatility and commodity price fluctuations; seasonality, pricing and other competitive industry factors; investment in information technology and its impact on revenue and profit growth; our ability to maintain an effective IT infrastructure and safeguard confidential information; our ability to effectively develop and implement solutions for our customers; risks associated with operating in foreign countries, including changing political, labor and economic conditions, regulatory issues, currency restrictions and devaluations, restrictions on and cost of repatriating earnings and capital, impact on the Company’s financial results as a result of jurisdictions determined to be highly inflationary, and restrictive government actions, including nationalization; labor issues, including negotiations with organized labor and work stoppages; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; our ability to identify, evaluate and complete acquisitions and other strategic transactions and to successfully integrate acquired companies; costs related to dispositions and market exits; our ability to obtain appropriate insurance coverage, positions taken by insurers relative to claims and the financial condition of insurers; safety and security performance and loss experience; employee and environmental liabilities in connection with former coal operations, including black lung claims; the impact of the Patient Protection and Affordable Care Act on legacy liabilities and ongoing operations; funding requirements, accounting treatment, and investment performance of our pension plans, the VEBA and other employee benefits; changes to estimated liabilities and assets in actuarial assumptions; the nature of hedging relationships and counterparty risk; access to the capital and credit markets; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of our business, reputation and brand; changes in estimates and assumptions underlying critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations. This list of risks, uncertainties and contingencies is not intended to be exhaustive.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2017, and in our other public filings with the Securities and Exchange Commission.

The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

Reconciliation of Non-GAAP Financial Measures
2018 Guidance (Unaudited)
(In millions except as noted)

	2018 GAAP Outlook(b)	Reconciling Items(a)	2018 Non-GAAP Outlook(a)

Operating profit	$ 319 – 339	46	365 – 385

a)	The 2018 Non-GAAP outlook amount for operating profit excludes the impact of other items not allocated to segments.

b)
2018 and 2019 GAAP outlook does not include any forecasted amounts from Venezuela operations. The 2018 and 2019 GAAP outlook excludes future restructuring actions for which the timing and amount are currently under review.

2019 Adjusted EBITDA cannot be reconciled to GAAP without unreasonable effort. We cannot reconcile these amounts to GAAP because we are unable to accurately forecast the tax impact of Venezuela operations and the related exchange rates used to measure those operations. The impact of Venezuela operations and related exchange rates could be significant to our GAAP provision for income taxes, and, therefore, to Adjusted EBITDA.

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